Exhibit 4.2

LENDINGCLUB CORPORATION

AMENDED AND RESTATED

VOTING AGREEMENT

APRIL 16, 2014

LENDINGCLUB CORPORATION

AMENDED AND RESTATED VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is made and entered into as of this 16th day of April, 2014, by and among LENDINGCLUB CORPORATION, a Delaware corporation (the “Company”), those certain holders of the Company’s Common Stock listed on Exhibit A hereto (the “Key Holders”), the persons and entities listed on Exhibit B hereto (the “Investors”), and the persons and entities listed on Exhibit C hereto (the “Designated Common Stockholders”).

WITNESSETH

WHEREAS, the Key Holders and the Designated Common Stockholders are the beneficial owners of an aggregate of 16,464,350 shares of the common stock of the Company (the “Common Stock”) and/or options to purchase shares of Common Stock;

WHEREAS, certain Investors (the “Prior Investors”) are holders of outstanding shares of the Company’s Series A Preferred Stock (the “Series A Stock”), Series B Preferred Stock (the “Series B Stock”), Series C Preferred Stock (the “Series C Stock”), Series D Preferred Stock (the “Series D Stock”) and Series E Preferred Stock (the “Series E Stock”) and have also been granted certain voting rights under that certain Amended and Restated Voting Agreement by and among the Company, the Prior Investors, the Key Holders and the Designated Common Stockholders dated June 1, 2012 (the “Prior Agreement”);

WHEREAS, certain Investors (the “Series F Investors”) have agreed to purchase shares of the Company’s Series F Preferred Stock (the “Series F Stock” together with the Series A Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock, the “Preferred Stock”) pursuant to that certain Series F Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, in connection with the consummation of the Financing, the Company, the Key Holders holding at least a majority of the shares of Common Stock held by the Key Holders, and the Prior Investors holding at least fifty-five percent (55%) of the shares of Series A Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock, voting together as a single class, have agreed to amend and restate the Prior Agreement in its entirety and, together with the Series F Investors and the Designated Common Stockholders, to provide for the future voting of their shares of the Company’s capital stock as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	VOTING.

1.1 Key Holder Shares; Investor Shares; Designated Holder Shares.

(a) The Key Holders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Key Holders after the date hereof (hereinafter collectively referred to as the “Key Holder Shares”) subject to, and to vote the Key Holder Shares in accordance with, the provisions of this Agreement.

(b) The Investors each agree to hold all shares of voting capital stock of the Company (including but not limited to all shares of Common Stock issued or issuable upon conversion of the Preferred Stock) registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Investors after the date hereof (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.

(c) The Designated Common Stockholders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Designated Common Stockholders after the date hereof (hereinafter collectively referred to as the “Designated Holder Shares”) subject to, and to vote the Designated Holder Shares in accordance with, the provisions of this Agreement.

1.2 Election of Directors. On all matters relating to the election and removal of directors of the Company, the Key Holders, the Designated Common Stockholders and the Investors agree to vote all Key Holder Shares, Designated Holder Shares and Investor Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect members of the Company’s Board of Directors as follows:

(a) At each election of or action by written consent to elect directors in which the holders of Preferred Stock, voting as a separate class, are entitled to elect directors of the Company, the Investors shall vote all of their respective Investor Shares so as to elect: (i) so long as KPCB Holdings, Inc., as nominee (together with its affiliates, “KPCB”) continues to own at least thirty percent (30%) of the shares of Preferred Stock owned by it on the date hereof (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof), one individual designated by KPCB, which individual (the “Series Preferred Director”) shall serve as the Series Preferred Director described in Section 2(h)(iii) of the Restated Certificate of Incorporation of the Company (the “Restated Certificate”) and who shall initially be Mary Meeker; provided, however, that KPCB’s right to appoint the Series Preferred Director shall terminate upon Ms. Meeker no longer serving as a director of the Company and thereafter the Series Preferred Director shall be designated by the holders of at least a majority of the

Preferred Stock, voting as a single class on an as-converted basis, (ii) so long as Morgenthaler Ventures IX, LP (together with its affiliates, “Morgenthaler”) continues to own at least thirty percent (30%) of the shares of Preferred Stock owned by it on the date hereof (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof), one individual designated by Morgenthaler, which individual shall serve as the Series B Director described in Section 2(h)(i) of the Restated Certificate and who shall initially be Rebecca Lynn, (iii) so long as Norwest Venture Partners X LP (together with its affiliates, “Norwest”) continues to own at least thirty percent (30%) of the shares of Preferred Stock owned by it on the date hereof (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof), one individual designated by Norwest, which individual shall serve as one of the Series A Directors described in Section 2(h)(ii) of the Restated Certificate and who shall initially be Jeffrey Crowe and (iv) so long as Canaan VII L.P. (together with its affiliates, “Canaan”) continues to own at least thirty percent (30%) of the shares of Preferred Stock owned by it on the date hereof (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof), one individual designated by Canaan, which individual shall serve as one of the Series A Directors described in Section 2(h)(ii) of the Restated Certificate and who shall initially be Daniel Ciporin. Any vote taken to remove any director elected pursuant to this Section 1.2(a), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(a), shall also be subject to the provisions of this Section 1.2(a). Upon the request of any party entitled to designate a director as provided in this Section 1.2(a), each Investor agrees to vote its Investor Shares for the removal of such director.

(b) At each election of or action by written consent to elect directors in which the holders of Common Stock, voting as a separate class, are entitled to elect directors of the Company as described in Section 2(h)(iv) of the Restated Certificate, the Key Holders, the Designated Common Stockholders and the Investors shall vote all of their respective Key Holder Shares, Designated Holder Shares and Investor Shares (to the extent such Investor Shares are shares of Common Stock) so as to elect the person serving as Chief Executive Officer of the Company, who as of the date of this Agreement is Renaud Laplanche. Any vote taken to remove the director elected pursuant to this Section 1.2(b), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(b), shall also be subject to the provisions of this Section 1.2(b). In the event that the person serving as the director to be elected as set forth in Section 1.2(b) ceases to serve as the Chief Executive Officer of the Company, the Key Holders, the Designated Common Stockholders and the Investors shall vote all of their respective Key Holder Shares, Designated Holder Shares and Investor Shares (to the extent such Investor Shares are shares of Common Stock) for the removal of such director at the request of a majority of the Board of Directors excluding the director to be removed.

(c) At each election of or action by written consent to elect directors in which the holders of Common Stock and holders of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, are entitled to elect directors of the Company, the Key Holders, the Designated Common Stockholders and Investors shall vote all of their respective Key Holder Shares, Designated Holder Shares and Investor Shares so as to elect one (1) individual designated by mutual consent of each of the other members of the Company’s Board of Directors, who shall be an industry representative not affiliated with any Investor. Any vote taken to remove any director elected pursuant to this Section 1.2(c), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(c), shall also be subject to the provisions of this Section 1.2(c).

1.3 No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

1.4 Legend.

(a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Key Holder Shares and the Investor Shares the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Key Holder Shares, Designated Holder Shares or Investor Shares theretofore represented by a certificate carrying the Legend. If at any time or from time to time any Key Holder, Designated Common Stockholder or Investor holds any certificate representing shares of the Company’s capital stock not bearing the aforementioned legend, such Key Holder, Designated Common Stockholder or Investor agrees to deliver such certificate to the Company promptly to have such legend placed on such certificate.

1.5 Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Key Holder Shares, Designated Holder Shares or Investor Shares. The Company shall not permit the transfer of any of the Key Holder Shares, Designated Holder Shares or Investor Shares on its books or issue a new certificate representing any of the Key Holder Shares, Designated Holder Shares or Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Key Holder, Designated Common Stockholder or Investor, as applicable.

1.6 Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Financing, each Key Holder, Designated Common Stockholder and Investor shall exercise the full rights of a holder of capital stock of the Company with respect to the Key Holder Shares, Designated Holder Shares and the Investor Shares, respectively.

1.7 Drag Along.

(a) In the event that an Acquisition or Asset Transfer (each as defined in the Restated Certificate, as amended from time to time) is approved by (x) the Board of Directors, (y) holders of at least sixty five percent (65%) of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis), and (z) holders of a majority of the then outstanding shares of Common Stock (such holders under “y” and “z” being the “Requisite Holders”), then (i) for any such Acquisition or Asset Transfer (each, an “Approved Sale”), each Key Holder, Investor and Designated Common Stockholder agrees to be present, in person or by proxy, at all meetings for the vote thereon or action by written consent, to vote (in person, by proxy or by action by written consent, as applicable) all shares of capital stock held by such person for and raise no objections to such Acquisition or Asset Transfer, to vote (in person, by proxy or by action by written consent, as applicable) in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Acquisition or Asset Transfer, and to waive and refrain from exercising any dissenters rights, appraisal rights or similar rights in connection with such Acquisition or Asset Transfer and (ii) if such Acquisition is structured as a sale of the stock of the Company, each Key Holder, Investor and Designated Common Stockholder shall agree to sell, transfer or exchange, as applicable, all shares of the Company’s capital stock held by them on the terms and conditions approved by the Requisite Holders; provided, however, in each case that such terms do not provide that such Key Holder, Investor or Designated Common Stockholder would receive as a result of such Acquisition or Asset Transfer less than the amount that would be distributed to such Key Holder, Investor or Designated Common Stockholder in the event the proceeds of such Acquisition or Asset Transfer of the Company were distributed in accordance with the liquidation preferences set forth in the Restated Certificate, as amended from time to time.

(b) Subject to Section 1.7(a), the Key Holders, Investors and Designated Common Stockholders shall each take all necessary and desirable actions approved by the Requisite Holders in connection with the consummation of such Acquisition or Asset Transfer, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements relating to such Acquisition or Asset Transfer; provided, however, that pursuant to the terms of such Acquisition or Asset Transfer, the Key Holders, Designated Common Stockholders and Investors shall not be required to give any representations and warranties regarding the operations and conditions (financial and otherwise) of the Company and its business, assets and liabilities (unless such Key Holders, Designated Common Stockholders or Investors are officers of the Company and are giving such representations and warranties solely in such capacity as such officers and not in their capacity as a holder of the Company’s capital stock), and (ii) effectuate the allocation and distribution of the aggregate consideration upon such Acquisition or Asset Transfer.

(c) Notwithstanding the foregoing Sections 1.8(a) and 1.8(b), no Investor will be required to comply with Section 1.8(a) or 1.8(b) in connection with an Approved Sale unless:

(i) the liability for indemnification, if any, of such Stockholder in the Approved Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Approved Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Approved Sale;

(ii) no Investor shall be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Approved Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders of the Company); and

(iii) no Investor shall be required to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Approved Sale.

1.8 Irrevocable Proxy. To secure each Key Holder’s, each Investor’s and each Designated Common Stockholder’s obligations to vote the Key Holder Shares, the Investor Shares and the Designated Holder Shares in accordance with this Agreement, each Key Holder, each Investor and each Designated Common Stockholder hereby appoints the Chief Executive Officer and the Chairman of the Board of Directors, or their designees, as such Key Holder’s, Investor’s, or Designated Common Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Key Holder’s Key Holder Shares, such Investor’s Investor Shares or such Designated Common Stockholder’s Designated Holder Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Key Holder, Investor, or Designated Common Stockholder if, and only if, such Key Holder, Investor or Designated Holder fails to vote all of such Key Holder’s Key Holder Shares, such Investor’s Investor Shares or such Designated Common Stockholder’s Designated Holder Shares, or execute such other instruments in accordance with the provisions of this Agreement within five (5) days after the Company’s or any other party’s written request for such Key Holder’s, Investor’s or Designated Common Stockholder’s written consent or signature. The proxy and power granted by each Key Holder, Investor, and Designated Common Stockholder pursuant to this Section 1.8 are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of Investor Shares, Key Holder Shares or Designated Holder Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Investor Shares, Key Holder Shares or Designated Holder Shares.

2.	TERMINATION.

2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a) a Qualified Public Offering (as defined in the Restated Certificate);

(b) ten (10) years from the date of this Agreement;

(c) the date of the closing of an Acquisition or Asset Transfer (as defined in the Restated Certificate); provided, that the obligations of Sections 1.7 and 1.8 with respect to such Acquisition or Asset Transfer shall survive any termination of this Agreement; or

(d) the date as of which the parties hereto terminate this Agreement by written consent of (i) the holders of at least fifty five percent (55%) of the Investor Shares, (ii) the holders of a majority of the Key Holder Shares held by the Key Holders then providing services to the Company as officers or employees, (iii) KPCB, so long as KPCB is entitled to designate a director pursuant to Section 1.2(a)(i), (iv) Morgenthaler, so long as Morgenthaler is entitled to designate a director pursuant to Section 1.2(a)(ii), (v) Norwest, so long as Norwest is entitled to designate a director pursuant to Section 1.2(a)(iii) and (vi) Canaan, so long as Canaan is entitled to designate a director pursuant to Section 1.2(a)(iv).

3.	MISCELLANEOUS.

3.1 Ownership. Each Key Holder represents and warrants to the Investors, the Designated Common Stockholders and the Company that (a) such Key Holder now owns the Key Holder Shares listed on Exhibit A hereto, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Key Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Key Holder enforceable in accordance with its terms. Each Investor represents and warrants to the Investors, the Designated Common Stockholders and the Company that such Investor has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Investor enforceable in accordance with its terms. Each Designated Common Stockholder represents and warrants to the Designated Common Stockholders, the Investors and the Company that such Designated Common Stockholder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Designated Common Stockholder enforceable in accordance with its terms.

3.2 Further Action.

(a) If and whenever any Investor Shares, Key Holder Shares or Designated Holder Shares are sold, the Investor, the Key Holder or Designated Common Stockholder selling such Investor Shares, Key Holder Shares or Designated Holder Shares, as the case may be, or the personal representative thereof shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of such Investor Shares, Key Holder Shares or Designated Holder Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement and such that the transferee thereof agrees to be bound by this Agreement.

(b) The Company shall not issue shares of its Common Stock, or grant any option or warrant to purchase Common Stock, to any person or entity if such issuance or grant would result in such person or entity holding at least one percent (1%) of the Company’s capital stock (calculated on a fully diluted as-converted to Common Stock basis) unless such person or entity becomes a party to this Agreement (or agrees to become a party to this Agreement upon the exercise of such option or warrant) as a Designated Common Stockholder.

3.3 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as such laws are applied to agreements among Delaware residents entered into and performed entirely within the State of Delaware, without reference to the conflict of laws provisions thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of San Francisco, California.

3.5 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of (i) the Company, (ii) holders of at least fifty five percent (55%) of the Preferred Stock, voting as a separate class on an as-converted to Common Stock basis and (iii) holders of a majority of the Key Holder Shares held by the Key Holders then providing services to the Company as officers or employees. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any permitted assignee of any such party; provided, however, that notwithstanding the foregoing, (V) Section 1.2(a)(i) of this Agreement shall not be amended or waived without the written consent of KPCB so long as such party is entitled to designate a director pursuant to Section 1.2(a)(i), (W) Section 1.2(a)(ii) of this Agreement shall not be amended or waived without the written consent of Morgenthaler so long as such party is entitled to designate a director pursuant to Section 1.2(a)(ii), (X) Section 1.2(a)(iii) of this Agreement shall not be amended or waived without the written consent of Norwest so long as such party is entitled to designate a director pursuant to Section 1.2(a)(iii), (Y) Section 1.2(a)(iv) of this Agreement shall not be amended or waived without the written consent of Canaan so long as such party is entitled to designate a director pursuant to Section 1.2(a)(iv), and (Z) Section 1.7 of this Agreement shall not be amended in a manner that adversely affects the Key Holders in a manner different than the Investors without the consent of the holders of a majority of the Key Holder Shares held by the Key Holders then providing services to the Company as officers or employees. Notwithstanding the foregoing, no consent of any party hereto other than the Company shall be necessary to include as a party to this Agreement any additional holders of Common Stock or Preferred Stock as “Key Holders,” “Investors” or “Designated Common Stockholders.”

3.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. In such event, the parties shall negotiate, in good faith, a legal, valid and enforceable substitute provision which most nearly effects, to the extent legally possible, the same economic, business or other purposes of the invalid, illegal or unenforceable provision. A court of competent jurisdiction may replace such invalid, illegal or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the invalid, illegal or unenforceable provision.

3.7 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators and other legal representatives.

3.8 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Key Holder Shares, Designated Holder Shares or Investor Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Key Holder Shares, Designated Holder Shares or Investor Shares, as the case may be, for purposes of this Agreement.

3.9 New Investors. Notwithstanding anything herein to the contrary (including Section 3.5), if additional parties become holders of Series F Stock (with such new holders of Series F Stock hereinafter referred to as “New Investors”) pursuant to (i) Section 2.2 of the Purchase Agreement or (ii) the Interest Purchase Agreement to be entered into by and among the Company, Springstone Financial, LLC, a Delaware limited liability company, Premier Payment Solutions, Inc., a Massachusetts corporation, NBT Capital Corporation, a New York corporation and James P. Donovan as the PPS Agent on or around the date hereof (the “IPA”), each such New Investor shall become a party to this Agreement as an “Investor” hereunder, without the need of obtaining any consent, approval or signature of any Investor when such New Investor has both: (a) become holders of Series F Stock by (i) having purchased shares of Series F Stock under the Purchase Agreement and having paid the Company all consideration payable for such shares or (ii) having received shares of Series F Stock pursuant to the IPA and (b) executed one or more counterpart signature pages to this Agreement as an “Investor,” with the Company’s consent.

3.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which may be executed by facsimile or other digital imaging device (e.g., .pdf format) and which will be deemed an original, but all of which together shall constitute one instrument.

3.11 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

3.12 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

3.13 Attorney’s Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.14 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 71 Stevenson, Suite 300, San Francisco, CA 94105, Attention: General Counsel and a copy (which shall not constitute notice) shall also be sent to Fenwick & West, LLP, Silicon Valley Center, 801 California Street, Mountain View, California 94041 Attention: Cynthia Clarfield Hess and to each holder at the address set forth on the exhibits attached hereto or at such other address, facsimile number or electronic mail address as the Company or holder may designate by ten (10) days advance written notice to the other parties hereto. For purposes of this Section 3.14, a “business day” means a weekday on which banks are open for general banking business in San Francisco, California.

3.15 Entire Agreement. This Agreement and the Exhibits hereto, along with the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes in its entirety the Prior Agreement, which shall have no further force or effect. No party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED VOTING AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

LENDINGCLUB CORPORATION

By:	/s/ RENAUD LAPLANCHE
Name:	Renaud Laplanche
Title:	President & CEO

KEY HOLDER:

/s/ RENAUD LAPLANCHE
Renaud Laplanche

IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED VOTING AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

By:

Name:

Title:

2